EXHIBIT 99.1

Media Contact: Michael Baehr Director of Communications Wireless Facilities, Inc. 858.228.2799 Direct michael.baehr@wfinet.com	Investor Contact: Rochelle Bold Senior VP of Corporate Development & Investor Relations Wireless Facilities, Inc. 858.228.2649 Direct rochelle.bold@wfinet.com

FOR IMMEDIATE RELEASE

WFI ACQUIRES TLA ASSOCIATES

Acquisition Extends WFI’s Network Services Reach Into Government Market

SAN DIEGO, CA, January 27, 2005 — WFI, Inc. (NASDAQ: WFII), a global leader in the design, deployment, and management of communication networks, technology networks and security systems, today announced that it has acquired TLA Associates (TLA).  Headquartered in Alexandria, Virginia, TLA provides voice, data, and converged communications networks to the Department of Defense and federal civilian agencies.

The transaction is valued at approximately $34 million, subject to certain post-closing adjustments.  WFI expects the acquisition to be accretive to 2005 earnings.  WFI will pay the purchase price with cash on hand which totaled in excess of $60 million as of December 31, 2004.  However, promptly following the closing of the acquisition, the Company intends to implement a $15 million senior credit facility which will be available for future acquisitions or general corporate purposes.  None of the $15 million available through the credit facility will be used for the acquisition of TLA.

TLA’s services include the design, deployment, integration, and maintenance of state-of the-art networks, mission critical applications, and network security systems for government customers.  Key areas of expertise include network engineering, application development, network infrastructure support, information assurance and managed services including network maintenance and monitoring.  For the twelve months ending November 30, 2004, TLA recorded revenues of approximately $27 million.

“The acquisition of TLA is another important piece of our strategic plan for building our government business,” said Eric M. DeMarco, President and CEO of WFI.  “TLA has an outstanding track record of delivering high end network solutions to the federal government and proven expertise in complex network technologies that covers the entire life cycle of an organization’s network requirements.  TLA brings to WFI more than 180 network engineers and other network professionals, the majority of whom have security clearances active or pending, with experience in a variety of different mission critical network technologies.  They also bring to WFI extremely strong customer relationships with agencies such as the

Defense Logistics Agency, which are very synergistic with other operations in our existing government business.”

“In WFI, we were fortunate to find a partner with a similar core value of customer satisfaction.  We believe that culturally, as well as technically, the companies are a good fit and that the combination of our core network engineering expertise with WFI’s leadership in wireless systems will provide a comprehensive offering to government customers,” commented Andy Gomer, Co-Founder and CEO of TLA.

The federal communications market is expected to grow significantly over the next few years, largely as a result of increased homeland security efforts and military transformation.  Key technology drivers include new wireless equipment and the increased adoption of IP-based communications systems.  “As the federal government continues to invest in new network technologies, we believe that the market for planning, design, and systems integration services will continue to grow.  This acquisition furthers our goal of becoming a leading provider of next generation government networks,” DeMarco concluded.

About Wireless Facilities

Headquartered in San Diego, CA, Wireless Facilities, Inc. is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies.  The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems.  WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks associated with the successful integration of TLA; the inability of WFI to retain key employees of TLA; anticipated benefits of the acquisition may not be realized; the Company’s ability to win federal government contracts; changes in the scope or timing of the Company’s projects; slowdowns in telecommunications infrastructure spending by the United States government, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or the loss of key customers; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K/A filed on September 20, 2004 and in other filings made with the Securities and Exchange Commission.